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                                                                    EXHIBIT 99.1



[PRIMECO INC. LOGO]                              Primeco Inc.
                                                 16225 Park Ten Place, Suite 200
                                                 Houston, TX  77084

                                                 713/578-5600
                                                 713/647-5135 Fax




FOR IMMEDIATE RELEASE                  Contact:  Brian Fontana
                                                 Chief Financial Officer
                                                 (713) 647-5006
                                                 #101



                                PRIMECO ACQUIRES
                   ALPINE EQUIPMENT RENTALS & SUPPLY COMPANY

         (Houston, TX) August 6, 1996 - Primeco Inc., which does business as PRIME Equipment, today announced that on Monday, July 29, 1996, it completed its previously announced acquisition of substantially all of the assets of Alpine Equipment Rentals & Supply Company, Inc.

         Alpine operates six rental locations in the state of Washington, and offers PRIME Equipment the opportunity to expand into the northwestern United States. Alpine offers a varied line of equipment to industrial and commercial customers in its markets, and had gross revenues of $10.8 million in the year ended December 31, 1995.

         Primeco operates under the PRIME Equipment name through 96 equipment rental locations in 13 states and is engaged in the rental and sale of equipment to the industrial maintenance and commercial construction markets in the sun-belt region of the United States. PRIME has over $347 million in rental fleet and, taking into account the pro forma effect of PRIME's recent acquisition of American Hi-Lift, generated gross revenues of $296.5 million in the year ended December 31, 1995.
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